EXHIBIT 99.1
GENETIC TESTING INNOVATOR GENELINK SIGNS
LICENSING & DISTRIBUTION AGREEMENT WITH PHYTORICH
JERSEY CITY, NJ — (Business Wire) — June 20, 2007— GeneLink, Inc. (OTCBB: GNLK) announced today the signing of a licensing and distribution agreement with PhytoRich, LLC, of Blauvelt N.Y. to develop and market personalized nutritional and skincare products linked to GeneLink’s proprietary genetic assessment technologies. The agreement calls for PhytoRich to distribute GeneLink’s Nutritional Care and Skin Care Systems to its medical practitioner customers.
“We are very pleased to have completed this groundbreaking agreement with PhytoRich. This is an effective way for GeneLink to serve a unique distribution channel and leverage our partner’s distribution capabilities to drive revenue,” stated Monte Taylor, GeneLink’s CEO. “PhytoRich’s innovative product delivery systems combined with GeneLink’s state-of-the-art genetic assessments and technologies have enormous positive implications. Together we will provide healthcare practitioners the ability to better optimize their patients’ nutritional and skincare needs on an individual basis.”
“These offerings underscore our commitment to deliver the highest-quality and most effective products possible to healthcare practitioners,” says PhytoRich’s President, Peter Leighton. “GeneLink’s technology fits well with our plans to continually offer our customers better ways to benefit more fully from both preventative health and health enhancing strategies.”
About GeneLink: GeneLink is a biosciences company that creates genetic tests as the basis for personalized health, beauty and wellness applications. Its patented DNA assessments provide information that enables the customization of skincare products, nutritional products and health maintenance regimens that can be personalized to meet individual consumer’s need. GeneLink markets and licenses its products to the $100 Billion plus, cosmetic, nutritional supplement and health care industries. For more information visit www.genelink.info and www.dermagenetics.com
About PhytoRich™: PhytoRich is a unique life science and manufacturing company that develops science-based health solutions for health care practitioners. The company merges advanced nutritional technologies into patient applications through naturally derived bioactive solutions. PhytoRich’s global agriculture and certified organic ISO9001 manufacturing processes provide proprietary products that are vertically integrated from field to formula. For more information visit www.phytorich.us
This release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in the press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. GNLK disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

GeneLink, Inc. Contact:	PhytoRich, LLC Contact:
Monte Taylor, CEO	Peter Leighton, President
123 Town Square Place #313, Jersey City NJ, 07310	300 Corporate Drive suite #14
800-558-4363	Blauvelt, NY 10913
email: mtaylor@genelink.info	888-550-7424
peter@phytorich.us